Exhibit 99.1
IMAGE ENTERTAINMENT REPORTS THIRD QUARTER FISCAL 2009 FINANCIAL RESULTS
Net Revenues Increase Approximately 43% to $39.2 Million over Third Quarter Fiscal 2008
Earnings from Operations of Approximately $2 Million, Compared to Prior Year Loss from Operations of ($1.7 Million)
CHATSWORTH, Calif., Feb. 12, 2009 - Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its third quarter of fiscal 2009, ended December 31, 2008.
“Our third quarter net revenues were just slightly off a company record,” stated David Borshell, President of Image Entertainment. “While the home entertainment marketplace has been challenged, we have been very fortunate this fiscal year to have significantly increased our revenues and generated both positive operating and net income. We are well positioned in this industry and will continue to aggressively take advantage of the higher profile programming opportunities available to us.”
“With that said, we do need to drive stronger bottom line results. We’re making a diligent effort to reduce overall expenses and are doing what is necessary to strive for consistent operating profitability,” concluded Borshell.
Fiscal 2009 Third Quarter Ended December 31, 2008 Financial Summary
•	Net revenues increased 43.2% to $39.2 million, compared to $27.3 million for the third quarter of fiscal 2008.
•	Net revenues from digital distribution were $976,000, a 88.1% increase when compared to $519,000 for the third quarter of fiscal 2008.
•	Gross margins were 25.4%, compared to 19.4% for the third quarter of fiscal 2008.
•	Selling expenses were 9.8% of net revenues, down from 10.3% of net revenues, for the third quarter of fiscal 2008 due to the spreading of fixed selling expenses over substantially higher quarterly revenues.
•	General and administrative expenses increased slightly to $4,128,000, from $4,071,000 for the third quarter of fiscal 2008. Proposed merger related costs increased to $561,000 from $228,000 for the third quarter of fiscal 2008.

•	Earnings from operations were $1,988,000, compared to a loss from operations of ($1,747,000) for the third quarter of fiscal 2008.

•	Interest expense decreased slightly to $876,000 from $901,000 for the third quarter of fiscal 2008.

•	Other expense was $794,000, compared to other income of $603,000 for the third quarter of fiscal 2008, representing a noncash charge during the third quarter of fiscal 2009 due to the change in fair value of a warrant and embedded derivatives.
•	Net earnings were $304,000, or $.01 per diluted share, compared to a net loss of ($2,052,000), or ($0.09) per diluted share, for the third quarter of fiscal 2008.

Fiscal 2009 Nine Months Ended December 31, 2008 Financial Summary
•	Net revenues increased 49.1% to $104.1 million, compared to $69.9 million for the first nine months of fiscal 2008.
•	Net revenues from digital distribution were $2.7 million, a 67.8% increase when compared to $1.6 million for the first nine months of fiscal 2008.
•	Gross margins were 24.3%, compared to 20.3% for the first nine months of fiscal 2008.

•	Selling expenses were 11.1% of net revenues, up from 10.1% of net revenues for first nine months of fiscal 2008, primarily due to increased advertising and promotional expenses associated with the Company’s new feature film distribution initiative.

•	General and administrative expenses decreased 9.2% to $11.7 million, from $12.9 million for the first nine months of fiscal 2008. The Company experienced comparatively reduced proposed merger related costs during the nine months ended December 31, 2008, as well as reduced depreciation expense due to the closure of the Company’s Las Vegas distribution facility in the prior fiscal year.

•	Earnings from operations were $2,003,000, compared to a loss from operations of ($6.4 million) for the first nine months of fiscal 2008.

•	Interest expense increased to $2.6 million, compared to $2.5 million for the first nine months of fiscal 2008.

•	Net earnings were $1.5 million, or $0.07 per diluted share, compared to a net loss of ($8.3 million), or ($0.38) per diluted share for the first nine months of fiscal 2008.
Best-selling DVD releases for the quarter included: Jeff Dunham: Very Special Christmas Special, Stuck, The Who: Live at Kilburn: 1977, and Ghost Hunters Season 4: Part 1.
Fiscal Year 2009 Guidance
The following statements are based on the Company’s current expectations. These statements are forward-looking, and actual results may differ materially.
In a press release dated February 2, 2009, the Company increased its annual net revenue guidance for fiscal 2009 to an expected range of $128 million to $131 million, up from its previous guidance of $120 million to $130 million. The Company reaffirms such increased guidance. The Company has not provided specific earnings guidance.
Corporate Conference Call
Image Entertainment’s management will host a conference call today, February 12, at 4:30 p.m. ET to review the fiscal 2009 third quarter financial results. Image executive management will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing (877) 419-6600 and requesting to join the conference call by stating the confirmation code 9249104, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (719) 325-4900.

A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing (888) 203-1112 and entering the following pass code: 9249104. International participants please dial (719) 457-0820 using the same passcode.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, but are not limited to, (a) our ability to secure media content on acceptable terms, (b) our ability to service our principal and interest obligations on our outstanding debt, (c) the ability of our common stock to continue trading on NASDAQ, (d) changes in the retail DVD and digital media and entertainment industries, (e) changes in our business plan, (f) our inability to raise additional working capital on acceptable terms, (g) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (h) changes in general economic conditions, including the performance of financial markets and interest rates, (i) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (j) claims that we infringe other parties’ intellectual property, (k) the performance of business partners upon whom we depend, (l) changes in accounting standards, practices or policies, (m) adverse results or other consequences from litigation, arbitration or regulatory investigations, and (n) further sales or dilution of our equity, which may adversely affect the market price of our common stock.
For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
Image Contact:

Jeff Framer
Chief Financial Officer
818.407.9100 ext. 299
jframer@image-entertainment.com
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[Tables Follow]

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)
December 31, 2008 and March 31, 2008
ASSETS

(In thousands)	December 31, 2008	March 31, 2008*
Current assets:
Cash and cash equivalents	$780	$1,606
Accounts receivable, net of allowances of $11,722 - December 31, 2008; $8,548 - March 31, 2008	30,421	17,873
Inventories	15,897	16,379
Royalty and distribution fee advances	16,585	13,939
Prepaid expenses and other assets	1,315	1,488

Total current assets	64,998	51,285

Noncurrent inventories, principally production costs	2,791	2,632
Noncurrent royalty and distribution advances	23,445	21,356
Property, equipment and improvements, net	2,425	3,089
Goodwill	5,715	5,715
Other assets	291	736

Total assets	$99,665	$84,813

*	The March 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)
December 31, 2008 and March 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

(In thousands, except share data)	December 31, 2008	March 31, 2008*
Current liabilities:
Accounts payable	$12,230	$11,387
Accrued liabilities	8,169	5,877
Accrued royalties and distribution fees	23,625	13,961
Accrued music publishing fees	6,070	5,971
Deferred revenue	5,818	10,598
Revolving credit facility	12,064	5,165
Current portion of long-term debt, net of debt discount	10,274	5,759

Total current liabilities	78,250	58,718

Long-term debt, net of debt discount and current portion	10,056	16,309
Other long-term liabilities, less current portion	2,545	2,560

Total liabilities	90,851	77,587

Stockholders’ equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 issued and outstanding at December 31, 2008 and March 31, 2008, respectively	2	2
Additional paid-in capital	52,671	52,618
Accumulated deficit	(43,859)	(45,394)

Total stockholders’ equity	8,814	7,226

Total liabilities and stockholders’ equity	$99,665	$84,813

*	The March 31, 2008 consolidated balance sheet has been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
For the Three Months Ended December 31, 2008 and 2007

	Three Months Ended
(In thousands, except per share data)	December 31, 2008		December 31, 2007
NET REVENUES	$39,156	100.0%	$27,343	100.0%

OPERATING COSTS AND EXPENSES:
Cost of sales	29,219	74.6	22,033	80.6
Selling expenses	3,821	9.8	2,816	10.3
General and administrative expenses	4,128	10.5	4,071	14.9
Restructuring expenses	—	—	170	0.6

	37,168	94.9	29,090	106.4

EARNINGS (LOSS) FROM OPERATIONS	1,988	5.1	(1,747)	(6.4)
OTHER EXPENSES (INCOME):
Interest expense, net	876	2.2	901	3.3
Other	794	2.0	(603)	(2.2)

	1,670	4.3	298	1.1

EARNINGS (LOSS) BEFORE INCOME TAXES	318	0.8	(2,045)	(7.4)
INCOME TAX EXPENSE	14	0.0	7	0.0

NET EARNINGS (LOSS)	$304	0.8%	$(2,052)	(7.4)%

NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) — basic and diluted	$.01		$(.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	21,856		21,740

Diluted	21,947		21,740

IMAGE ENTERTAINMENT, INC.
and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
For the Nine Months Ended December 31, 2008 and 2007

	Nine Months Ended
(In thousands, except per share data)	December 31, 2008		December 31, 2007
NET REVENUES	$104,122	100.0%	$69,854	100.0%

OPERATING COSTS AND EXPENSES:
Cost of sales	78,823	75.7	55,695	79.7
Selling expenses	11,586	11.1	7,037	10.1
General and administrative expenses	11,710	11.2	12,900	18.5
Restructuring expenses	—	—	612	0.9

	102,119	98.1	76,244	109.1

EARNINGS (LOSS) FROM OPERATIONS	2,003	1.9	(6,390)	(9.1)
OTHER EXPENSES (INCOME):
Interest expense, net	2,614	2.5	2,502	3.6
Other	(2,222)	(2.1)	(603)	(0.9)

	392	0.4	1,899	2.7

EARNINGS (LOSS) BEFORE INCOME TAXES	1,611	1.5	(8,289)	(11.9)
INCOME TAXES	76	0.1	45	0.1

NET EARNINGS (LOSS)	$1,535	1.5%	$(8,334)	(11.9)%

NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) — basic and diluted	$.07		$(.38)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	21,856		21,725

Diluted	21,886		21,725